Exhibit 4.30
English Translation
LOAN AGREEMENT
(Export Seller’s Credit for General Mechanical & Electrical Products
and High-Tech Products)
Contract No.: (2009) Jin Chu Yin (Jing Xin He) Zi No. 19031

This Loan Agreement (Contract No.: (2009) Jin Chu Yin (Jing Xin He) Zi No. 19031) (this “Agreement”) is made on April 16, 2009 by and between:

Borrower: Baoding Tianwei Yingli New Energy Resources Co., Ltd. (the “Borrower”)
Legal Representative:	Qiang Ding
Address:	3055 Fuxingzhong Road, High-tech Industrial Development Zone Baoding, Heibei
Post Code:	071051
Telephone:	0312-8929705
Bank:	Baoding Tianwei West Road Sub-branch, China Construction Bank Corporation
Account Number:	13001665608050500212

Lender: The Export-Import Bank of China (the “Lender”)
Legal Representative:	Ruogu Li
Address:	30 Fuxingmennei Street, Xicheng District, Beijing
Post Code:	100031
Telephone:	010-64099532
Facsimile:	010-64099534
WHEREAS:
The Borrower has submitted an application to the Lender for an export seller’s credit facility with respect to the export of certain high-tech products (the “Products”). After examination, the Lender agrees to make such loan upon the terms and conditions hereof. The Lender hereby authorizes Beijing Branch of the Export-Import Bank of China to be responsible for the disbursement and recovery of, and all matters relating to the management of, the Loan hereunder. All acts made by Beijing Branch of the Export-Import Bank of China for the purpose of the disbursement, recovery, supervision and management of the Loan hereunder shall be deemed as the acts of the Lender.
In order to define the rights and obligations of the Lender and the Borrower, pursuant to the Contract Law of the People’s Republic of China and the relevant laws and regulations, the parties hereby agree to enter into this Agreement through consultation.
In this Agreement, with respect to any clause marked with “☐”, please tick “Ö” (if selected) or tick “×” (if not selected).
Chapter 1 Amount, Purpose and Term of the Loan
          Article 1 Subject to the terms and conditions herein, the Lender agrees to grant to the Borrower an export seller’s credit facility in an aggregate amount not exceeding RMB700 Million (in word: Renminbi Seven Hundred Million Yuan) (the “Loan”).
          Article 2 In accordance with the relevant financial policies of the People’s Bank of China and the provisions of the Administrative Rules of The Export-Import Bank of China on the Export Seller’s Credit for High-Tech Products, the Loan hereunder shall be used exclusively for the financing of the export of the Products by the Borrower. Without the prior written consent of the Lender, the Borrower shall not change the purpose of the Loan hereunder.

          Article 3 The term of the Loan hereunder shall be eighteen (18) months, commencing from the first drawdown date and ending on the final repayment date of the Loan (the “Term”).
Chapter 2 Interest Rate and Interest Calculation and Collection
          Article 4 The interest rate in Renminbi applied to the Loan under this Agreement is determined in accordance with the interest rate for export seller’s credit facility specified by the People’s Bank of China, and shall be determined on a quarterly basis. The interest rate for the first quarter hereunder shall be three point five percent (3.5%) per annum. The annual interest rate determined for each quarter thereafter upon expiration shall be adjusted based on the interest rate for the loan of equivalent class specified by the People’s Bank of China.
          Article 5 Interest shall accrue under this Agreement from the actual drawdown date of the Borrower and be calculated based on the actual drawdown amount and actual number of days elapsed and a year of 360 days.
          Article 6 If any Loan under this Agreement is unpaid when due and payable, a default interest at the rate of fifty percent (50%) higher than the interest rate set forth in Article 4 hereof shall be collected by the Lender from the overdue date thereof.
          Article 7 If any Loan under this Agreement is misappropriated, a default interest at the rate of one hundred percent (100%) higher than the interest rate set forth in Article 4 hereof shall be collected by the Lender from the misappropriation date thereof.
          Article 8 The interest on the Loan shall be calculated and collected by the Lender on a quarterly basis. The Borrower shall open an account with the Lender, and pay the interest to such account by the 21st of the last month of each quarter. In the event that the Borrower fails to pay any interest when due, a compound interest shall be calculated and collected by the Lender on such unpaid interest during the Term at the rate set forth in Article 4 hereof on a quarterly basis; provided, however that if the Borrower fails to pay any interest on the overdue or misappropriated Loan, a compound interest shall be calculated and collected on the default interest rate for the overdue or misappropriated loan.
Chapter 3 Drawdown of the Loan
          Article 9 The Borrower shall utilize the Loan by submitting a drawdown notice in the form of Exhibit I hereto, the borrowing certificate and the relevant documents and materials required by the Lender in advance. Upon examination and approval by the Lender, it may make the Loan to the Borrower.
          The duplicate copies of the foregoing documents should be certified by the authorized signatory of the Borrower as true, complete and valid by way of signature and affixed with the chop consistent with the specimen chop of the Borrower.
          Article 10 The Borrower shall further satisfy the following conditions in order to utilize the Loan: the drawdown period for the first drawdown by the Borrower of the Loan hereunder shall be three (3) months (commencing from the effective date hereof).

          1. The Borrower has opened the relevant accounts as required by the Lender;

Special provisions:

(Not Applicable)
          Article 11 If there is no drawdown within the period set forth above, the Lender shall have the right to cancel the Loan in its entirety hereunder until this Agreement is terminated.
Chapter 4 Representations and Covenants of the Borrower
          Article 12 The Borrower represents to the Lender as follows:
1.	It is an enterprise legal person duly established and validly existing in accordance with law with independent legal person status;

2.	It has full qualification and right to enter into and perform its obligations under this Agreement;

3.	It has read seriously and fully understood and accepted the content of this Agreement, and it has voluntarily agreed to execute and perform this Agreement and all of its expressions of intent are true;

4.	The execution of this Agreement and performance of its obligations hereunder by the Borrower do not conflict with any other agreement executed by it or its articles of association;

5.	The execution of this Agreement by the Borrower has been authorized by all necessary corporate action. This Agreement has been duly executed by the Borrower’s duly authorized legal representative and is binding on it.

6.	All documents, materials, statements and certificates provided by it to the Lender for the Loan hereunder are true, complete, accurate and valid;

7.	The Borrower has not disguised any of the following events:
(1)	Material violation by the Borrower of any law or regulation by or related to the Borrower, or any claim being contested against or related to the Borrower;

(2)	Material breach by the Borrower of any contract with any other creditor;

(3)	Material obligation borne by the Borrower or any mortgage or pledge provided to a third party by the Borrower;

(4)	Pending major lawsuit or arbitration procedure related to the Borrower;

(5)	Division, consolidation, merger, being merged, restructuring, reorganization or being reorganized to be a joint stock company, or any disposal of its title by way of leasing, contracting, association or trusteeship related to the Borrower; and

(6)	Any other event which may have a material adverse effect on the financial status of the Borrower and its debt repayment ability.
8.	The Borrower hereby confirms that it is fully aware that Beijing Branch of the Export-Import Bank of China has been authorized by the Lender to be responsible for the disbursement and recovery of, and all matters relating to the management of, the Loan. The Borrower and the Lender shall be bound directly by this Agreement.
          Article 13 The Borrower covenants and warrants to the Lender that it shall complete the following within the Term:
1.	it shall provide the Lender with the latest financial statements on a quarterly basis, and the audited financial statements of last year by the end of April of each year; upon demand by the Lender from time to time, it shall provide documents and materials such as reports and statements in relation to (including, but not limited to) its operation and financial condition, and shall be responsible for the truthfulness, accuracy and validity thereof;

2.	It shall submit to the Lender materials regarding the use of the Loan hereunder, export of the Products and other relevant materials on a quarterly basis;

3.	It shall accept the credit investigation and supervision by the Lender and provide full assistance and cooperation;

4.	It will open a bank account (the “Designated Account”) designated by the Lender for the receipt and payment of the funds for the Products, and the funds in such account shall be used exclusively for such purpose.

5.	Prior to the full payment of the principal of and interest on the Loan and other sums payable hereunder, it shall obtain the Lender’s prior written consent before any decrease of its registered capital, change in material title, adjustment of its operation mode, including, but not limited to:
(i)	entering into any equity or cooperative joint venture with any foreign investor or any partner from Hong Kong, Macau or Taiwan;

(ii)	close-down, suspension of production, production switch, division, consolidation, merger or being merged;

(iii)	restructuring, reorganization or being reorganized to be a joint stock company;

(iv)	any equity participation or investment in any joint stock company or limited liability company in the form of fixed assets (such as buildings, machines and equipment) or intangible assets (such as trademarks, patents, know-how and land use right);

(v)	any disposal of its title by way of leasing, contracting, association or trusteeship.
6.	It shall obtain the Lender’s consent before providing any debt guarantee, mortgage, pledge or other form of security which would have an effect on the creditor’s right to payment of the Lender;

7.	It shall handle the relevant settlement procedure hereunder with the bank designated by the Lender;

8.	It shall not distribute any dividend to its shareholders in any form in the event of any failure to pay any principal of or interest on the Loan or other sum payable hereunder when due;

9.	In the event that any event of default set forth in Chapter 8 of this Agreement occurs or is likely to occur, it shall immediately notify the Lender within three (3) days after becoming aware of such occurrence, and take reasonable and timely remedial actions against such event.
Chapter 5 Participation of Agent
          Article 14 In order to secure the exclusive use and punctual repayment of the Loan hereunder, the Lender entrusts Industrial and Commercial Bank of China, Baoding Branch to act as its agent under this Agreement (the “Agent”). The Lender shall enter into an entrustment agreement (the “Entrustment Agreement”, Agreement No.: (2009) Jin Chu Yin (Jing Xin Dai) Zi No. 00212)) with the Borrower and the Agent separately.
          The Borrower shall comply with and perform its obligations under this Agreement, and shall also be bound by the Entrustment Agreement.
          Article 15 The Lender will entrust the Agent with the responsibilities of the disbursement of the Loan, supervision of the use of the Loan and prompt transfer of the export settlement funds of the Borrower to the Designated Account for repayment of the Loan to the Lender.
Chapter 6 Repayment of the Loan
          Article 16 The Borrower may repay the principal of the Loan hereunder in one or more installments in the original currency within the Term set forth herein; provided, however, that the Borrower shall repay the Loan in its entirety prior to the last bank business day (inclusive) of the Term.
          The portion of the Loan that has been repaid hereunder may be utilized in a recycling manner. The Borrower shall submit to the Lender a drawdown notice in the form of Exhibit I hereto and the relevant documents and materials required by the Lender in advance pursuant to Chapter 3 hereof, and may utilize the Loan in a recycling manner upon the Lender’s examination and approval. The Borrower shall repay the recycled Loan in its entirety prior to the last bank business day (inclusive) of the Term.
          Article 17 The Borrower hereby authorizes the Lender to transfer promptly the export settlement funds of the Borrower to the Designated Account for repayment of the Loan.
          Article 18 The Borrower shall be permitted to utilize the Loan in a recycling matter with a utilization term not less than three (3) months. If the Borrower makes any prepayment prior to the expiration of such utilization term, it shall submit an application in writing to the Lender ten (10) business days in advance and obtain the consent from the Lender. The Lender shall have the right to require the Borrower to pay a commitment fee for such prepayment. The calculation formula for the loan commitment fee in Renminbi shall be as follows: Commitment Fee=Amount of Prepayment×Days of Prepayment×0.05‰. The calculation formula for the loan commitment fee in foreign exchange shall be as follows: Commitment Fee=Amount of Prepayment×Days of Prepayment×1%/360. In the event that the Borrower fails to pay the commitment fee promptly as required by the Lender, it shall pay a penalty in accordance with the relevant formula.
          Article 19 In the event that the Borrower applies for an extension of the Loan, the Borrower shall submit a written application for such extension and the relevant materials (including, but not limited to, the written confirmation of the guarantor for the extension of the Loan) at least thirty (30) business days prior to the maturity date of the Loan. Upon examination and approval by the Lender, the Borrower shall enter into an extension agreement for the Loan with the Lender separately.
          Article 20 The Borrower shall complete the relevant sections of the remittance certificate for repayment as required by the Lender (including, but not limited to, the contract number of this Agreement).
Chapter 7 Events of Default and Handling
          Article 21 Any of the following events shall constitute an event of default under this Agreement:
1.	The Borrower fails to pay any principal or interest when due and payable pursuant to provisions of this Agreement;

2.	The Borrower fails to use the Loan for the purpose set forth herein;

3.	The Borrower fails to draw the Loan as provided herein;

4.	The Borrower is in breach of the relevant provisions of the Entrustment Agreement with respect to the Borrower;

5.	Any representation made by the Borrower under this Agreement or any representation made by the guarantor under the relevant guarantee contract proves to be incorrect or misleading;

6.	The Borrower or the guarantor is in breach of any covenant or warrant made in this Agreement or the relevant guarantee contract;

7.	The Borrower is in material breach of any other contract to which it is a party;

8.	The operation or financial status of the Borrower or the guarantor materially deteriorates;

9.	Any collateral relating to the Loan hereunder depreciates or is destroyed or lost;

10.	No repayment arrangement or debt restructuring satisfactory to the Lender has been made in case of any merger, division or joint stock system reform of the Borrower or the guarantor;

11.	The Borrower or the guarantor is or becomes bankrupt, dissolved, closed down or cancelled;

12.	The Borrower fails to notify the Lender of the following events promptly:
(i)	any material change in the export of its Products or failure to realize its Products export plan in whole or in part;

(ii)	any amendment to its articles of association or any substantial change in its business activities;

(iii)	any material amendment to its accounting principles;

(iv)	any material change in the financial, economic or other status of it or any of its subsidiaries or its parent (including any litigation, arbitration or administrative proceeding involving the Borrower which may have a material adverse affect on its financial status or its ability to perform its obligations in accordance with this Agreement).
13.	The Borrower is breach of any other provision of this Agreement.
          Article 22 The Lender shall determine whether or not an event of default described above has occurred and notify the Borrower thereof. Upon the occurrence of any event of default set forth above, the Lender shall be entitled to take one or more of the following actions:
(i)	request the Borrower to cure such breach within a set period of time;

(ii)	cancel the amount of the Loan unutilized by the Borrower;

(iii)	declare all outstanding Loan to be immediately due and require the Borrower to immediately repay all outstanding principal of and interest on the Loan and other sums payable;

(iv)	require the Borrower to procure additional or replacement guarantee(s) or collateral;

(v)	deduct directly any amount not paid by the Borrower when due hereunder (including, but not limited to, the principal of and interest on the Loan) from any account in any currency maintained by the Borrower with any branch in or out of China of the Agent or any other bank; or

(vi)	declare to exercise or realize any right under the relevant guarantee relating to the Loan.
Chapter 8 Amendment to Agreement
          Article 23 Any amendment or supplement to any provision of this Agreement shall be made in writing, and come into effect upon the joint execution and affixation of company chops by each of the Borrower and the Lender subject to the terms and conditions hereof. Any amendment or supplement to this Agreement shall constitute an integral part of this Agreement.
          Article 24 If any provision of this Agreement becomes invalid as a result of any change in any State law or regulation or any jurisdictional reason, the validity of the remaining provisions of this Agreement shall not be affected. The parties shall cooperate with each other closely to modify the relevant provision of this Agreement as soon as possible.
Chapter 9 Set-off, Assignment and Waiver
          Article 25 The Borrower shall pay the sum payable by it in full without any set-off or counterclaim pursuant to the provisions hereof.
          Article 26 The Borrower may not assign any of its rights or obligations under this Agreement to any third party without the prior written consent of the Lender.
          Article 27 Any tolerance, extension, privilege or delay granted by the Lender to the Borrower in connection with the performance of the obligations hereunder shall not affect, jeopardize or restrict any right and interest of the Lender in accordance with this Agreement, laws and regulations, and it shall neither be deemed as a waiver by the Lender of its rights and interests hereunder nor affect the performance by the Borrower of any of its obligations hereunder.
Chapter 10 Governing Law and Dispute Resolution
          Article 28 This Agreement shall be governed by, and construed in accordance with, the laws of the People’s Republic of China.
          Article 29 Any dispute or controversy arising out of the performance of this Agreement or in connection with this Agreement shall be resolved by the parties through consultation. If no settlement can be reached through such consultation, either party shall have the right to bring an action before a People’s Court of competent jurisdiction in Beijing in accordance with law. The parties hereby agree that any action arising out of or in connection with this Agreement shall be brought in the People’s Court of Beijing of competent jurisdiction.
Chapter 11 Miscellaneous
          Article 30 The drawdown notice in the form of Exhibit I hereto and other exhibits as jointly confirmed by the parties shall constitute an integral part of this Agreement with the same legal validity as this Agreement.

          Article 31 Where the context admits, any party referred hereunder shall include their respective successors and permitted assigns.
          Article 32 Special provisions:
The parties agree that, in addition to the interest on the Loan, a management fee representing 1.5% of the Loan amount shall be charged to the Borrower for this Loan, and collected quarterly together with the interest on the Loan.
          Article 33 This Agreement shall come into effect upon execution by the parties and affixation of company chops, and shall automatically become null and void upon repayment of all the principal of and interest on the Loan and other sums payable hereunder.
     Article 34 This Agreement is made in two originals and two counterparts; the Lender and the Borrower each shall keep one original, and the Lender and the Agent each shall keep one counterpart.
(END OF TEXT)
Borrower: Baoding Tianwei Yingli New Energy Resources Co., Ltd. (Company Chop)
/s/ Zongwei Li
Legal Representative (Signature)
(or Authorized Representative)
Lender: The Export-Import Bank of China (Company Chop)
/s/ Jianhua Xu
Legal Representative (Signature)
(or Authorized Representative)

Date of Execution:	April 16, 2009
Place of Execution:	77 Beiheyan Street, Tongcheng District, Beijing